Exhibit 99.1

SANCHEZ ENERGY ANNOUNCES APPOINTMENT OF GLEESON VAN RIET AS CHIEF FINANCIAL OFFICER

HOUSTON, May 18, 2015 /PRNewswire/ — Sanchez Energy Corporation (NYSE: SN) (the “Company” or “Sanchez Energy”) today announced that Gleeson Van Riet has been named Senior Vice President and Chief Financial Officer of the Company, effective immediately.

Prior to this appointment, Mr. Van Riet served as Senior Vice President, Capital Markets and Investor Relations, since April 2013 and as Interim Co-Chief Financial Officer since March 2015.

“Gleeson has achieved strong results in his previous roles with our company, and we are very pleased with the job he has done leading our finance team as Interim Co-Chief Financial Officer since he took on that role in March,” said Tony Sanchez, III, President and Chief Executive Officer of Sanchez Energy. “During the executive search process Gleeson stood out given his knowledge of the company and his success in the roles he has undertaken thus far.”

Mr. Van Riet is replacing Mike Long, who retired on April 30, 2015. “Mike had a long and successful career in the energy industry,” Mr. Sanchez said. “We salute his successful tenure and we wish him and his family the very best as he plans this next phase of his life. Today, our company is well positioned to continue its track record of success with our strong liquidity position, solid capital structure and an asset base with an attractive and deep inventory,” he said. “We have the utmost confidence in Gleeson and the rest of our management team as we continually strive to deliver outstanding value to our shareholders.”

Mr. Van Riet, who joined Sanchez Oil & Gas in April 2013, has over 20 years of finance experience and previously worked as an investment banker with Credit Suisse and Donaldson, Lufkin & Jenrette.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional resources in the onshore U.S. Gulf Coast with a current focus on the Eagle Ford Shale in South Texas, where the company has assembled approximately 231,000 net acres, and the Tuscaloosa Marine Shale.  For more information about Sanchez Energy Corporation, please visit our website (www.sanchezenergycorp.com).

Company contacts:

Tony Sanchez, III

President and Chief Executive Officer

Sanchez Energy Corporation

713-783-8000

Gleeson Van Riet

Senior Vice President and Chief Financial Officer

Sanchez Energy Corporation

713-783-8000